Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2004, by and among HHLV MANAGEMENT COMPANY, LLC, a Nevada limited liability company (“Seller”), SPEAKEASY GAMING OF FREMONT, INC., a Nevada corporation (“Buyer”) and MTR GAMING GROUP, INC., a Delaware corporation (“Guarantor”).

WHEREAS, Harrah’s Operating Company, Inc., a Delaware corporation (“HOC”), has entered into an Asset Purchase Agreement dated January 21, 2004 (the “Horseshoe Purchase Agreement”) between HOC and Horseshoe Club Operating Company, a Nevada corporation (“Horseshoe”), pursuant to which HOC agreed to purchase certain assets and assume certain liabilities of Horseshoe;

WHEREAS, HOC subsequently assigned, transferred and conveyed all of its right, title and interest under the Horseshoe Purchase Agreement to Seller, its wholly owned subsidiary;

WHEREAS, Seller desires to cause Horseshoe to convey and transfer to Buyer the Horseshoe Property (defined herein) at the Horseshoe Closing (defined herein) (pending satisfaction or waiver of all conditions to the Horseshoe Closing), and Buyer desires to acquire Horseshoe Property and to obligate itself to receive the Horseshoe Property immediately upon the Horseshoe Closing;

WHEREAS, Seller is acquiring the Primary Assets, the WSOP Chips and the HLC Shares (the “Seller Property”) from Horseshoe pursuant to the Horseshoe Purchase Agreement and desires to retain, and not to transfer to Buyer any right, title and interest in and to, the Seller Property;

WHEREAS, concurrent with the closing of the transactions contemplated in this Agreement, Buyer and Seller shall enter into a Joint Operating License Agreement, attached hereto as Exhibit A, pursuant to which Seller or an affiliate of Seller will operate some or all of the Horseshoe Property as specified therein (the “Joint Operating Agreement”); and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meaning ascribed to them in the Horseshoe Purchase Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.  ASSIGNMENT OF ASSETS

Section 1.1                                      Assignment of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to cause Horseshoe to assign, transfer and convey to Buyer all of Seller’s right, title and interest under the Horseshoe Purchase Agreement in and to the Horseshoe Property at the Speakeasy Closing (defined herein).  Buyer hereby agrees to accept the assignment and transfer of the Horseshoe Property, and hereby obligates itself to receive, immediately following the Horseshoe Closing, all of the Horseshoe Property.  The parties acknowledge that the purpose and intent of this section is to cause the Horseshoe Property to be transferred directly from Horseshoe to Buyer without Seller ever taking title to such property.

Section 1.2                                      Purchase Price.  As consideration for the right to receive the Horseshoe Property, Buyer shall cause to be paid to Seller the Purchase Price (defined herein), which shall be calculated and paid as follows:

(a)                                  Within one (1) business day after the date of this Agreement, Buyer shall deposit with the Escrow Agent (defined herein) an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Initial Deposit”), which amount shall be held subject to the terms of the Escrow Agreement (defined herein);

(b)                                 On the Due Diligence Deadline (defined herein), Buyer shall deposit with the Escrow Agent an additional amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”), which amount shall be held by the Escrow Agent subject to the terms of the Escrow Agreement;

(c)                                  At the Speakeasy Closing, Buyer shall pay to Seller an additional amount equal to Fifteen Million Dollars ($15,000,000) (the “Initial Purchase Price”); and

(d)                                 In addition to the amounts set forth above, Buyer shall pay to Seller the additional payments as determined pursuant to Section 1.3 hereof (each an “Additional Purchase Price”).

All amounts paid pursuant to the foregoing shall be paid by wire transfer of immediately available funds to the Escrow Agent or to an account designated by Seller, as applicable.  The Deposit, Initial Purchase Price and the Additional Purchase Price are collectively referred to herein as the “Purchase Price.”

Section 1.3                                      Additional Purchase Price.  On the thirtieth (30th) day following the Adjustment Date (defined herein), Buyer shall pay to Seller:

(a)                                  EBITDA Adjustment.  An amount equal to Five Million Dollars ($5,000,000), which amount shall be payable by Buyer if and only if (i) EBITDA for the Hotel/Casino is greater than zero for the nine month period immediately preceding the Adjustment Date, or (ii) Buyer terminates the Joint Operating Agreement prior to the end of the term set forth therein;

(b)                                 Lease Negotiation Adjustment.  In the case of either (x) a renegotiated lease (each such lease, a “Renegotiated Lease”) or (y) a definitive agreement to extinguish such lease and purchase the existing fee interest subject to such lease (each such purchase and buyout, a “Lease Buyout”), an amount (which shall not exceed in aggregate Five Million Dollars ($5,000,000)) equal to the difference between the Initial Lease Amount and the Final Lease Amount multiplied by 0.50.

(c)                                  Lease Buyout. Buyer and Seller acknowledge and agree, that following the date hereof, Seller may engage in certain Lease Buyouts.  With respect to each Lease Buyout, in the event that the purchase price negotiated by Seller for such Lease Buyout is:

(i)                                     less than the discounted present value (computed using a discount rate of 10% per annum) of the remaining monthly lease payments for the lease subject to the Lease Buyout, calculated by assuming that the monthly payment of such lease is equal to the monthly payment amount set forth on Exhibit E and by assuming that all renewal rights will be exercised and by taking into account any escalation or other adjustment provisions, Buyer shall be obligated to pay and otherwise assume responsibility for payment, in accordance with the definitive agreement for such Lease Buyout, of the purchase price of the Lease Buyout; or

(ii)                                  greater than the discounted present value (computed using a discount rate of 10% per annum) of the remaining monthly lease payments for the lease subject to the Lease Buyout, calculated by assuming that the monthly payment of such lease is equal to the monthly payment amount set forth on Exhibit E and by assuming that all renewal rights will be exercised and by taking into account any escalation or other adjustment provisions, Seller may conclude negotiations and consummate the Lease Buyout only upon prior written consent by Buyer.

(d)                                 Remaining Rent.  In the event of a Lease Buyout, Seller shall continue to pay to Buyer the remaining lease payments that would have been otherwise been payable but for the Lease Buyout until the Adjustment Date.

(e)                                  Speakeasy’s Remittance Amount.  Notwithstanding anything in this Section 1.3 to the contrary, if and so long as Seller has failed to pay to Buyer the Speakeasy’s Remittance Amount (as defined in the Joint Operating Agreement), after notice and opportunity to cure pursuant to the Joint Operating Agreement, Buyer shall have no obligation to deliver the Additional Purchase Price pursuant to Sections 1.3(a) or (b) to Seller until such delinquent Speakeasy’s Remittance Amount has been paid to Buyer.

(f)                                    Definitions.  For purposes of this Section 1.3, the term

(i)                                     “Initial Lease Amount” shall mean, with respect to each lease which is the subject of a Renegotiated Lease or Lease Buyout, the discounted present value as of the Adjustment Date (computed using a discount rate of 10% per annum) of the monthly lease payments of such lease, calculated assuming a lease term of thirty years and a monthly payment equal to the monthly payment amount set forth on Exhibit E.

(ii)                                  “Final Lease Amount” shall mean, (a) with respect to each Renegotiated Lease the discounted present value as of the Adjustment Date (computed using a discount rate of 10% per annum) of the aggregate amount of the lease payments of the Renegotiated Leases effective immediately following Adjustment Date, calculated assuming such leases continue in effect for a term of thirty years from the Adjustment Date, or (b) with respect to each Lease Buyout, the purchase price of the Lease Buyout established pursuant to Section 1.3(c).

Section 1.4                                      Due Diligence Period.  Buyer shall perform its due diligence review relative to the Horseshoe Property, which review must be completed on or before the deadline on February 13, 2004 for effecting a wire transfer of Federal (same day) funds (the “Due Diligence Deadline”).  Unless this Agreement is otherwise previously terminated pursuant to Section 6.1(a), 6.1(b), 6.1(c), 6.1(d) or 6.1(e) Buyer shall deliver the Additional Deposit to Escrow Agent on or before the Due Diligence Deadline.  From and after the Due Diligence Deadline, the Deposit shall be non-refundable to Buyer except as set forth in Section 6.1.

Section 1.5                                      Escrow Agreement.  Within one (1) business day after the date hereof, Buyer, Seller and Nevada Title Company, a Nevada corporation (“Escrow Agent”) shall have entered into that certain Deposit Escrow Agreement, attached hereto as Exhibit B (the “Escrow Agreement”).  The Deposit amounts will be retained in escrow by the Escrow Agent pursuant to the Escrow Agreement for the benefit of Buyer and Seller, and shall be released pursuant to the terms thereof.

Section 1.6                                      Main Property Lease.  Seller hereby assigns, transfers and conveys to Buyer all of its rights under Section 4.2(k) of the Horseshoe Purchase Agreement to enter into the Main Property Lease with Horseshoe, which lease shall be substantially in the form attached hereto as Exhibit C.

ARTICLE II.  CLOSING

Section 2.1                                      Time and Place.  Unless this Agreement is earlier terminated pursuant to Article VI, the closing of the transactions contemplated by this Agreement, including the transfer of the Horseshoe Property to Buyer (the “Speakeasy Closing”), shall take place concurrently with the Horseshoe Closing, following satisfaction or waiver of the conditions set forth in Article V, at the time and place provided for in the Horseshoe Purchase Agreement (the “Speakeasy Closing Date”).

Section 2.2                                      Deliveries at the Speakeasy Closing.  At the Speakeasy Closing, Buyer shall deliver to Seller the Initial Purchase Price Amount.  Additionally, Buyer shall deliver to Seller and Seller shall deliver to Buyer (where applicable), or cause Horseshoe to deliver to Buyer (where applicable), each of the following:

(a)                                  Bill of Sale for Personal Property.  A Bill of Sale and Assignment executed by Buyer and Horseshoe, in substantially the form attached as Exhibit A to the Horseshoe Purchase Agreement, conveying to Buyer all the Personal Property, other than the Restricted Gaming Equipment (as defined in the Joint Operating Agreement) (which equipment shall be conveyed to Buyer pursuant to the terms of the Joint Operating Agreement) and any Personal Property that is included among the Seller Property.

(b)                                 Grant, Bargain, Sale Deed.  A Grant, Bargain, Sale Deed executed by Horseshoe, in the substantially the form attached as Exhibit B to the Horseshoe Purchase Agreement, conveying all Owned Property to Buyer.

(c)                                  Assumed Contracts.  Assignment and assumption agreements executed by Buyer and Horseshoe, in substantially the form attached as Exhibit C-1 to the Horseshoe Purchase Agreement, transferring all of the Assumed Contracts, other than any Assumed Contracts relating to the Seller Property, to Buyer.

(d)                                 Assignment of Leased Property.  Assignment and assumption agreements, executed by Buyer and Horseshoe, in substantially the form attached as Exhibit C-2 to the Horseshoe Purchase Agreement, transferring all of the Leased Property to Buyer, together with a copy of each Estoppel Certificate and Consent, in the form attached as Exhibit G to the Horseshoe Purchase Agreement, executed and delivered by landlord of each Leased Property to

Seller pursuant to the Horseshoe Purchase Agreement, which Estoppel Certificate and Consent shall also include Buyer and its lender as addressee’s thereof and entitled to rely thereon.

(e)                                  Main Property Lease.  The Main Property Lease executed by Buyer and Horseshoe, in substantially the form attached as Exhibit C.

(f)                                    Joint Operating Agreement.  A copy of the Joint Operating Agreement executed by Buyer and Seller, in substantially the form attached hereto as Exhibit A.

(g)                                 Intellectual Property License Agreement.  An Intellectual Property License Agreement executed by Buyer and Seller, in substantially the form attached hereto as Exhibit D.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES

Section 3.1                                      Representations and Warranties of Seller.  Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are true and correct as of the date of this Agreement and other than with respect to Section 3.1(c), shall be true and correct as of the Speakeasy Closing.

(a)                                  Authority; No Conflict; Required Filings and Consents.

(i)                                     Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation by Seller of the transactions to which it is a party that are contemplated by this Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (B) general principles of equity.

(ii)                                  The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions to which it is a party that are contemplated by this Agreement will not, (A) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaw or other organizational document of Seller, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Seller is a party or by which any of them or any of its properties or assets may be bound, or (C) subject to the governmental filings and other matters referred to in Section 3.1(b)(iii), conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Seller or any of its or their properties or assets, except in the case of clauses (B) and (C) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Seller or (y) would not impair or delay the Speakeasy Closing.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions to which it is or they are a party that are contemplated hereby or thereby, except for (A) the filing of the pre-merger notification report under the HSR Act, (B) any approvals and filing of notices required under the Gaming Laws applicable to Buyer or Seller, (C) such consents, approvals, orders, authorizations, permits, filings, or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or (E)  such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Seller conducts any business or owns any assets the failure of which to make or obtain would not be reasonably likely to have a material adverse effect on Seller.

(b)                                 Brokers. Neither of Seller nor any Representative of Seller has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except that Seller has retained CB Richard Ellis as financial advisor and Seller shall be responsible for any compensation due to CB Richard Ellis as a result of such arrangement.  Seller agrees to indemnify, save and hold harmless Buyer from and against any Damages (defined herein) that arise out of or are related to a breach of the representation and warranty or the inaccuracy of the representation made by Seller to Buyer in this Section 3.1(b).

(c)                                  Environmental Matters.  To the Knowledge of Seller, the Hotel/Casino is not in material violation of any applicable environmental laws, other than as disclosed in the Phase I Report; provided, however, that Seller makes no representation regarding the presence of asbestos-containing building materials and lead-based paints on the Hotel/Casino.

Section 3.2                                      Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are true and correct as of the date of this Agreement and shall be true and correct as of the Speakeasy Closing.

(a)                                  Authority; No Conflict; Required Filings and Consents.

(i)                                     Other than obtaining Board Approval (defined herein), Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and, but for Board Approval, the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (B) general principles of equity.

(ii)                                  The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions to which it is a party that are contemplated by this

Agreement will not, (A) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaw or other organizational document of Buyer, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Buyer is a party or by which any of them or any of its properties or assets may be bound, or (C) subject to the governmental filings and other matters referred to in Section 3.2(b)(iii), conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Buyer or any of its or their properties or assets, except in the case of clauses (B) and (C) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Buyer or (y) would not impair or delay the Speakeasy Closing.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions to which it is or they are a party that are contemplated hereby or thereby, except for (A) the filing of the pre-merger notification report under the HSR Act, (B) any approvals and filing of notices required under the Gaming Laws applicable to Buyer or Seller, (C) such consents, approvals, orders, authorizations, permits, filings, or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or (E)  such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer conducts any business or owns any assets the failure of which to make or obtain would not be reasonably likely to have a material adverse effect on Buyer.

(b)                                 Brokers.  Neither of Buyer nor any Representative of Buyer has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  Buyer agrees to indemnify, save and hold harmless Seller from and against any Damages that arise out of or are related to a breach of the representation and warranty or the inaccuracy of the representation made by Buyer to Seller in this Section 3.2(b).

(c)                                  Financing.  Buyer will have available on the Speakeasy Closing and at such other times as required by this Agreement sufficient funds to enable Buyer to pay the respective portions of the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement.  Buyer acknowledges that its obligation to consummate the transactions set forth in this Agreement are not subject to any contingency relating to its ability to obtain financing.

(d)                                 Buyer Accepts “As Is.”  Buyer has examined, or shall have examined as of the Due Diligence Deadline, the Horseshoe Property; Buyer is, or shall be as of the Due Diligence Deadline fully familiar with the physical condition of the Horseshoe Property; and, except as otherwise expressly provided in this Agreement, Buyer agrees to accept the Horseshoe Property at the Speakeasy Closing in its “as is” condition as of the Speakeasy Closing Date, subject to reasonable use, wear, tear and natural deterioration of the Horseshoe Property between the date of this Agreement and the Speakeasy Closing Date, and further subject to the provisions of this Agreement, and further agrees that Seller shall not be liable for any latent or patent defects in the Horseshoe Property or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Horseshoe Property made, furnished or claimed to have been made or furnished by Seller or any other person or entity, whether verbally, or in writing, except as expressly set forth in this Agreement.

(e)                                  No Representations or Warranties.  Buyer acknowledges that neither Seller nor any of the partners, employees, agent or attorneys of Seller have made and do not make any verbal or written representations or warranties whatsoever to Buyer, whether express or implied, and, in particular, that no such representations and warranties have been made with respect to the physical condition or operation of the Horseshoe Property, the actual or projected revenue and expenses of the Horseshoe Property, the zoning and other laws, regulations and rules applicable to the Horseshoe Property or the compliance of the Horseshoe Property therewith, the quantity, quality or condition of the articles of personal property and fixtures included in this Agreement, the use or occupancy of all or any portion of the Horseshoe Property or any other matter or thing affecting or relating to the Horseshoe Property, except as, and solely to the extent specifically set forth in this Agreement, and Buyer has not relied upon any such representations or warranties or upon any statements made in any informational materials with respect to the Horseshoe Property provided by Seller or any person or entity, and has entered into this Agreement after having made and relied solely upon its own independent investigation, inspection, analysis, appraisal and evaluation of facts and circumstances.  Buyer acknowledges that it has not relied, and is not relying, upon any representations or warranties other than the representations and warranties expressly set forth in this Agreement.

(f)                                    Licensability of Principals.  Neither Buyer nor any of its Representatives or affiliates has ever been denied a gaming license by a Governmental Entity or Gaming Authority.  Buyer and each of its Representatives and affiliates is in good standing in each of the jurisdictions in which Buyer or any of its affiliates owns or operates gaming facilities.  There are no facts known to Buyer, which if known to the regulators under the Gaming Laws, that would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of an existing  gaming license, or (b) result in a negative outcome under any gaming licensing or suitability proceedings necessary for Buyer to consummate this Agreement or enter into the Joint Operating Agreement.  A negative outcome shall not include a gaming license that is limited in duration so long as such license is sufficient for Buyer to consummate this Agreement and enter into the Joint Operating Agreement.

(g)                                 Compliance with Gaming Laws.

(i)                                     Buyer, and to its knowledge, each of its directors, officers, key employees and persons performing management functions similar to officers and partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities under the Gaming Laws necessary to conduct the business and operations of Buyer, each of which is in full force and effect in all material respects, except for such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on

Buyer (the “Buyer Permits”) and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect the loss of which either, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Buyer.  Buyer, and to its knowledge, each of its directors, officers, key employees and persons performing management functions similar to officers and partners are in compliance with the terms of the Buyer Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Buyer.  Buyer has not received notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to Buyer or any of its Affiliates that is pending, and, to the knowledge of Buyer, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same.

(ii)                                  Neither Buyer, nor any director, officer, key employee or partner of Buyer or their affiliates has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of Fifty Thousand Dollars ($50,000) or more.  To the knowledge of Buyer, there are no facts, which if known to the regulators under the Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of them, or any of their officers, directors, key employees or persons performing management functions similar to an officer or partner, or limited partner under any Gaming Laws.  Neither Buyer nor any officer, director, key employee or person performing management function similar to an officer or partner of Buyer or their Affiliates, has suffered a suspension or revocation of any Buyer Permit held under the Buyer Gaming Laws.

ARTICLE IV.  COVENANTS

Section 4.1                                      Hotel/Casino Tenants.  Buyer acknowledges Seller’s obligations under Section 6.11 of the Horseshoe Purchase Agreement and agrees not to take any action, prior to, or following the Speakeasy Closing, that would have the effect or could reasonably be anticipated to have the effect of preventing Seller from fulfilling its obligations Section 6.11 of the Horseshoe Purchase Agreement.

Section 4.2                                      Horseshoe Property.  Buyer acknowledges that the Horseshoe Property transferred hereunder does not consist of all the Purchased Assets identified in the Horseshoe Purchase Agreement, and that some of the Purchased Assets will be retained by Seller, including the Primary Assets, the WSOP Chips, the HLC Shares and any rights to the tickets for the National Finals Rodeo (the “Rodeo Tickets”), and buyer expressly disclaims any rights to the Primary Assets, the WSOP Chips, the HLC Shares and the Rodeo Tickets.  Buyer further acknowledges that it will take some of Horseshoe Property subject to various restrictions and covenants set forth in the Horseshoe Purchase Agreement, including without limitation, the restrictions and limitations affecting the Statue of Benny Binion set forth in Section 1.4 of the Horseshoe Purchase Agreement.  Buyer further acknowledges that nothing in this Agreement or the Joint Operating Agreement shall be deemed to confer upon Buyer any rights under the Horseshoe Purchase Agreement.

Section 4.3                                      Further Assurances and Actions.

(a)                                  Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)                                 In case at any time after the Speakeasy Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with full title to the Horseshoe Property, the proper officers and/or directors of Buyer and Seller shall take all such necessary action (including executing and delivering further notices, assumptions, releases and acquisitions).

Section 4.4                                      Publicity.  Seller and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law or any listing agreement with the New York Stock Exchange or the Nasdaq Stock Market.  Notwithstanding anything to the contrary herein, (a) Buyer and Seller may make any public statement in response to specific questions by the press, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information regarding Buyer or Seller and (b) each of Buyer and Seller shall use commercially reasonable efforts to ensure that its press releases and the press releases of its affiliates concerning the Project shall first be submitted to the Committee (as defined in the Joint Operating Agreement) for the Committee’s approval, with the exception of any press releases required to be made by a party or its affiliates pursuant to various securities laws applicable to such party or its affiliates.

Section 4.5                                      Governmental Approvals.

(a)                                  The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions governed by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) Gaming Laws and (C) any other applicable Law, (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.  The parties hereto and their Representatives and affiliates shall, as promptly as possible after the date hereof, file all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws) and shall act diligently and promptly to pursue the Governmental Approvals and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Buyer and Seller shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible.  Seller shall have the right to review in advance and, to the extent practicable, Seller will consult with Buyer on, in each case, subject to applicable Laws relating to the exchange of information (including, without limitation, antitrust Laws and Gaming Laws), all the information relating to Seller and any of its respective affiliates or representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement.  Buyer will promptly notify Seller in writing of the receipt of any communications from Governmental Entities relating to Governmental Approvals.

(b)                                 Buyer and Seller each shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, seeking to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed.

Section 4.6                                      Joint Operating Agreement.  Prior to the expiration of the Due Diligence Deadline, Buyer and Seller agree to use commercially reasonable efforts to prepare a schedule of “Operating Contracts” to be attached as an exhibit to the Joint Operating Agreement.

Section 4.7                                      Corporate Approvals.  Buyer agrees to use its best efforts to obtain the approval of the board of directors of MTR Gaming Group, Inc. (“Board Approval”) to the consummation by Buyer of the transactions contemplated herein, and to cause the necessary corporate consideration thereof to occur no later than the third (3rd) business day following the date hereof.

Section 4.8                                      Guaranty of Buyer Obligations.

(a)                                  In consideration of, and as a material inducement to, Seller entering into this Agreement, Guarantor hereby unconditionally and absolutely guaranties unto Seller, its successors and assigns, the due and complete performance and payment (and not merely collection) in full of all obligations and liabilities, including without limitation full, prompt and complete payment of the Purchase Price, of Buyer pursuant to this Agreement, as and when due and payable, subject to the terms and conditions of the Agreement (the “Guaranteed Obligations”).  Guarantor agrees that Seller shall be entitled to enforce directly against Guarantor any of the Guaranteed Obligations to the extent that Buyer fails to perform its obligations.

Notwithstanding any of the foregoing, nothing herein shall be deemed to waive or limit Seller’s ability to assert any claims, defenses or other rights that Seller may have under the Agreement.

(b)                                 The guaranty provided for in this Section 4.8 is independent of and in addition to any security or other remedies which Seller has or may have for performance of any of the obligations on the part of Buyer; and Guarantor and Buyer agree that Seller shall not be required to resort to any other security or other remedies before proceeding upon this guaranty, but that Seller may proceed hereunder against Guarantor and Buyer, or any of them, at any time it sees fit, independently of or concurrently with any other remedies it may have.

Section 4.9                                      Title to Horseshoe Property.  Seller shall deliver the Horseshoe Property to Buyer, free and clear of any and all security interests, Liens, Encumbrances, restrictions, leases, options to purchase, options to lease, covenants, assessments, defects, claims or exceptions (collectively, “Property Restrictions”), except for any Property Restrictions permitted pursuant to the Horseshoe Purchase Agreement or the Horseshoe Transfer Documents (defined herein).  Seller agrees to cooperate with Buyer at no out-of-pocket cost to Seller, with respect to any claims of Buyer pursuant to the Horseshoe Transfer Documents.

Section 4.10                                Horseshoe Purchase Agreement.  HHLV shall use its commercially reasonable efforts to effect the consummation of the transactions contemplated in the Horseshoe Purchase Agreement pursuant to the terms thereof.

Section 4.11                                Exchange of Information.  Each of Buyer and Seller agree to use their best efforts to promptly share with the other, as soon as practical after it becomes known to such party, any information, notices or communications concerning the environmental conditions affecting the Horseshoe Property; provided, however, Seller’s obligation pursuant to this Section 4.11 shall be limited to information, notices and communications actually received by Seller at the corporate headquarters of HOC.

ARTICLE V.  CONDITIONS TO CLOSING

Section 5.1                                      Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each party prior to the Closing of the following conditions:

(a)                                  No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of the transactions contemplated by this Agreement.  No Governmental Entity or other person shall have instituted any Action (defined herein) which, if the relief requested were granted, would prevent or prohibit the consummation of the transactions contemplated by this Agreement.

(b)                                 Governmental Approvals.  Buyer and Seller shall have obtained all Government Approvals required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Horseshoe Property (including, without limitation any Governmental Approvals necessary under applicable Gaming Laws for the operation of the Horseshoe Property as described in the Joint Operating Agreement, and approval, licensing or registration of both Buyer and Seller and their (i) executive officers, directors, key employees or persons performing management functions similar to officers, (ii) partners and (iii) limited partners, each, as required by any Governmental Entity) and such Governmental Approvals shall be in full force and effect.

Section 5.2                                      Additional Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Speakeasy Closing is subject to satisfaction of each of the following conditions prior to the Speakeasy Closing, any of which may be waived in writing exclusively by Buyer.

(a)                                  Representations and Warranties.  Other than with respect to Section 3.1(c), the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Speakeasy Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)                                 Closing Deliveries.  Seller shall have delivered (where applicable), or caused Horseshoe to have delivered (where applicable), all of the deliverables set forth in Section 2.2.

Section 5.3                                      Additional Conditions to Obligations of Seller.  The obligation of Seller to effect the Speakeasy Closing is subject to satisfaction of each of the following conditions prior to the Speakeasy Closing, any of which may be waived in writing exclusively by Seller.

(a)                                  Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Speakeasy Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)                                 Closing Deliveries.  Buyer shall have delivered all of the deliverables set forth in Section 2.2.

ARTICLE VI.  TERMINATION AND AMENDMENT

Section 6.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing, or such earlier time as specified below, (with respect to Sections 6.1(b) through 6.1(i) by written notice by the terminating party to the other party):

(a)                                  by mutual agreement of Seller and Buyer, each in its sole and absolute discretion;

(b)                                 by Seller in the event the Horseshoe Purchase Agreement is terminated for any reason;

(c)                                  by Buyer, on or prior to the Due Diligence Deadline, if Buyer is not reasonably satisfied with its due diligence investigation and delivers to Seller a written notice setting forth with reasonable specificity the reasons for its dissatisfactions with its due diligence review; provided, however, that no such termination right shall exist for any matters relating to environmental conditions affecting the Horseshoe Property, Buyer having already satisfied itself that the provisions of Article VIII of this Agreement, in light of the Phase I Report, adequately protect Buyer’s interest regarding environmental matters;

(d)                                 by Buyer, on or prior to the third business day after the date hereof, if Buyer is not able to obtain the Board Approval;

(e)                                  by Buyer if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of the condition set forth in Section 5.1(c), as it applies to Buyer, to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Speakeasy Closing Date (any such breach or failure, a “Seller Default”), provided, however, that Buyer may not terminate this Agreement prior to the Speakeasy Closing unless Buyer shall have delivered written notice to Seller of the Seller Default and Seller has had five business (5) days to cure such Seller Default;

(f)                                    by Seller if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of the condition set forth in Section 5.1(c), as it applies to Seller, to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Speakeasy Closing Date (any such breach or failure, a “Buyer Default”), provided, however, that Seller may not terminate this Agreement prior to the Speakeasy Closing unless Seller shall have delivered written notice to Buyer of the Buyer Default and Buyer has had five business (5) days to cure such Buyer Default; or

(g)                                 by either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated within 10 business days following the Horseshoe Closing (the “Outside Date”), which Outside Date may be extended by Buyer or Seller in its sole discretion (upon written notice thereof to the other party) twice, in each case for a period of thirty days; provided, however, that Buyer or Seller may only extend the Outside Date hereunder, if the only conditions remaining to be satisfied under this Agreement are those conditions set forth in Section 5.1(a) or 5.1(b); provided, further, that the right to terminate this Agreement under this Section 6.1(g) shall not be available to Buyer, if a Buyer Default exists, or to Seller, if a Seller Default exists.

Section 6.2                                      Effect of Termination.

(a)                                  Liability.  In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of Buyer or Seller, or their respective affiliates or Representatives, other than Sections 4.4, 6.2(b), 8.2, 8.3 and 8.4; provided, however, that nothing contained in this Section 6.2 shall relieve or limit the Liability of either party to this Agreement for any fraudulent or willful breach of this Agreement.

(b)                                 Application of Deposit.  In the event this Agreement is terminated:

(i)                                     pursuant to Section 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.1(g), then Buyer shall be entitled to receive the Deposit from Escrow;

(ii)                                  pursuant to Section 6.1(f), then Seller shall be entitled to receive the Deposit from Escrow; and

(iii)                               pursuant to Section to 6.1(a), then Buyer shall be entitled to receive the Deposit from Escrow, unless otherwise agreed to by the parties.

(c)                                  Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Speakeasy Closing is consummated.

ARTICLE VII.  TITLE TO REAL PROPERTY

Section 7.1                                      Title Commitment and UCC-11 Search.  No later than the fifth (5th) day after the date of this Agreement, Seller shall deliver to Buyer the Title Commitment issued to Seller by the Title Insurer under the Horseshoe Purchase Agreement and the UCC-11 Search delivered to Seller under the Horseshoe Purchase Agreement.  Seller shall deliver the Title Policy to Buyer at the Speakeasy Closing and shall pay the premium for the Title Policy.  Seller shall provide Buyer with an updated Title Commitment and UCC Search not later than five (5) business days prior to the Speakeasy Closing.

Section 7.2                                      Survey.  Seller agrees to deliver to Buyer the Survey (as delivered to Seller by Horseshoe under the Horseshoe Purchase Agreement), and shall, at Buyer’s sole cost and expense, cause the Survey to be updated and recertified to Buyer and delivered to Buyer not less than 5 days prior to the Speakeasy Closing.

ARTICLE VIII.  ENVIRONMENTAL REMEDIATION

Section 8.1                                      Remediation and Testing Costs.  Buyer shall pay the first $1,000,000 of the costs of any Required Remediation and Testing, regardless of when such costs are incurred.  If and to the extent the costs of the Required Remediation and Testing exceed $1,000,000, then Seller shall reimburse Buyer (or its assignees, transferees and successors-in-interest) for the costs in excess of $1,000,000 (whether incurred by any of them) up to a total maximum amount of $1,000,000.  If and to the extent such Required Remediation and Testing costs exceed $2,000,000, Buyer shall remain solely responsible for such excess costs.  In no event shall Seller be responsible for any portion of any Required Remediation and Testing in excess of $1,000,000, regardless of the total costs of the Required Remediation and Testing.  Buyer and Seller each agree to promptly notify the other upon receipt of any notice received prior to the expiration of the Joint Operating Agreement, relating to Required Remediation and Testing from any governmental authority or agency with regulatory control or jurisdiction over environmental matters.

Section 8.2                                      Payment.  Amounts payable by Seller hereunder, shall be paid to Buyer within five (5) business days of delivery by Buyer to Seller of a demand for payment together with copies of applicable invoices and evidence of payment.

Section 8.3                                      Conditions to Seller’s Obligation.  Seller’s obligation to pay any amount of the costs of Required Remediation shall be subject to Seller’s receipt of evidence, reasonably satisfactory to Seller, that (1) Buyer has paid $1,000,000 towards costs associated with Required Remediation and (2) any amounts in excess of Buyer’s $1,000,000 are actually related to Required Remediation.

ARTICLE IX.  INDEMNIFICATION

Section 9.1                                      Indemnification.

(i)                                     From and after the Speakeasy Closing, Seller shall indemnify, save and hold harmless Buyer and its affiliates (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties and costs of mitigation, that arise out of or are related to the Assumed Liabilities (“Damages”).

(ii)                                  In calculating amounts payable to a Buyer Indemnified Party, the amount of the Damages (a) shall not be duplicative of any other loss for which an indemnification claim has been made and (b) shall be computed net of any amounts actually recovered by Buyer Indemnified Party under any insurance policy with respect to such Damages.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement for any special, incidental, punitive, consequential or similar damages (including damages for lost profits).

Section 9.2                                      Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party, the indemnified party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to Seller as soon as practicable after such Buyer Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VIII.  Any failure to submit any such notice of claim to Seller shall not relieve Seller of any Liability hereunder, except to the extent that Seller demonstrates that it was actually prejudiced by such failure, and then only to the extent of such failure.

Section 9.3                                      Defense of Third Party Claims.  If any lawsuit or enforcement action is filed against Buyer Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article VIII may be sought, Notice thereof shall be given to Seller as promptly as practicable.  Any failure to submit any such notice of claim to Seller shall not relieve Seller of any Liability hereunder, except to the extent that Seller demonstrates that it was actually prejudiced by such failure, and then only to the extent of such failure.  After such Notice, Seller shall be entitled (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the same and (iii) to compromise or settle such claim.  The Buyer Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of any Third Party Claim.

ARTICLE X.  MISCELLANEOUS

Section 10.1                                Definitions.

(a)                                  For purposes of this Agreement, the term:

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

“Additional Deposit” has the meaning set forth in Section 1.2(b).

“Additional Purchase Price” has the meaning set forth in Section 1.2(d).

“Adjustment Date” means the date upon which the initial term of the Joint Operating Agreement terminates, or in the event such term is extended pursuant to the terms thereof, such later date upon which the term of the Joint Operating Agreement terminates.

“Board Approval” has the meaning set forth in Section 4.7.

“Buyer Default” has the meaning set forth in Section 6.1(e).

“Damages” has the meaning set forth in Section 8.1(c).

“Deposit” has the meaning set forth in Section 1.2(b).

“Due Diligence Deadline” has the meaning set forth in Section 1.4.

“EBITDA” means, for any period, the Net Income of Seller with respect to the Project (defined in the Joint Operating Agreement) for such period adjusted to add thereto (to the extent deducted in determining Net Income for such period), without duplication, the sum of (i) Interest Expense, (ii) income taxes (excluding any state and local gaming fees, charges or taxes), and (iii) depreciation and amortization expense as reported in the income statement of HHLV.

“Escrow Agent” has the meaning set forth in Section 1.5.

“Escrow Agreement” has the meaning set forth in Section 1.5.

“Final Lease Amount” has the meaning set forth in Section 1.3(f).

“Gaming Authorities” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of Buyer, Seller or any of its affiliates.

“Government Approvals” has the meaning set forth in Section 4.5.

“Guaranteed Obligations” has the meaning set forth in Section 4.8(a).

“Horseshoe” has the meaning set forth in the Recitals hereto.

“Horseshoe Closing” means the Closing as defined in the Horseshoe Purchase Agreement.

“Horseshoe Property” means all of the Purchased Assets, including without limitation: (a) the real property set forth on Exhibit F and (b) the domain names “binions.com,” “binions.org”

and “binions.net” and (c) the following telephone numbers: (702) 382-1600 and (800) 937-6537 but excluding: (w) the Primary Assets, (x) the HLC Shares, (y) the WSOP Chips and (z) any Rodeo Tickets.

“Horseshoe Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Horseshoe Transfer Documents” means all of the documents delivered pursuant to Section 2.2(a), 2.2(b), 2.2(c), 2.2(d) and 2.2(e) collectively.

“Initial Deposit” has the meaning set forth in Section 1.2(a).

“Initial Lease Amount” has the meaning set forth in Section 1.3(f).

“Initial Purchase Price” has the meaning set forth in Section 1.2(c).

“Interest Expense” means, for any period, the aggregate amount (without duplication) of interest expensed in accordance with GAAP during such period in respect of all indebtedness of HHLV.

“Joint Operating Agreement” has the meaning set forth in the Recitals hereto.

“Knowledge of Seller” shall mean the current actual knowledge of Jonathan S. Halkyard, Vice President and Treasurer of Harrah’s Entertainment, Inc., of the inaccuracy of a statement.  For the avoidance of doubt, “Knowledge of Seller” is not meant to imply that any independent investigation was undertaken to determine the accuracy of any such statement.

“Lease Buyout” has the meaning set forth on Section 1.3(b).

“Net Income” means, with respect to HHLV, for any period, the net income (or loss) (determined in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including from the sale of assets outside of the ordinary course of business or from the issuance or sale of capital stock).

“Phase I Report” shall mean that certain ASTM Phase I Site Assessment of the Horseshoe Property conducted by Western Technologies Inc. and to be delivered to Seller prior to February 13, 2004, and all appendices, exhibits attached thereto, and any and all reports or references cited therein.

“Property Restrictions” has the meaning set forth in Section 4.9.

“Purchase Price” has the meaning set forth in Section 1.2.

“Renegotiated Lease” has the meaning set forth in Section 1.3(b).

“Required Remediation and Testing” shall mean any (i) investigation, testing, monitoring, study, remediation, cleanup, construction, operation and maintenance, oversight, implementation or other activity at or in the vicinity of the Horseshoe Property that relates to the environmental conditions identified in the Phase I Report, (ii) such other environmental conditions that require such activities under applicable environmental laws (including without limitation, removal, abatement, remediation or repair of asbestos-containing building materials or lead-based paints that would be required by applicable law or would be performed by a reasonably prudent operator in order to reopen the Hotel/Casino and to commence operations of the Hotel/Casino in substantially the same manner as the Hotel/Casino was operated prior to January 9, 2004) or (iii) any other investigation, testing, monitoring, study, remediation, cleanup, construction, operation and maintenance or oversight required by Environmental Laws (as defined in the Joint Operating Agreement) prior to the expiration of the Joint Operating Agreement.  For the avoidance of doubt, the term “Required Remediation and Testing” shall not include any environmental remediation that may be required in connection with any remodeling, renovation or construction projects that may occur at the Hotel/Casino; all such projects (and any associated costs) shall be addressed in the Joint Operating Agreement.

“Rodeo Tickets” has the meaning set forth in Section 4.2.

“Seller Default” has the meaning set forth in Section 6.1(e).

“Seller Property” has the meaning set forth in the Recitals hereto.

“Speakeasy Closing” has the meaning set forth in Section 2.1.

“Speakeasy Closing Date” has the meaning set forth in Section 2.1.

“WSOP Chips” means those certain gaming chips and tokens relating to and used in connection with, the operation of the World Series of Poker or bearing the World Series of Poker trademark in existence prior to the Speakeasy Closing.

Section 10.2                                Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada State court, or Federal court of the United States of America, sitting in Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.2(c).

Section 10.3                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seller, to: Harrah’s Operating Company, Inc. c/o Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, NV 89199-4312 Attn: General Counsel and Jonathan Halkyard Telecopy: (702) 407-6286	with a copy to: Latham & Watkins LLP 650 Town Center Dr., Suite 2000 Costa Mesa, CA 92626-1925 Attn: Charles K. Ruck, Esq. Telecopy: (714) 755-8290

(b)                                 if to Buyer, to: Speakeasy Gaming of Fremont, Inc. 3227 Civic Center Drive Las Vegas, NV 89030 Attention: Roger Szepelak Telecopy: (702) 399-4108

with a copy to: Ruben & Aronson, LLP 4800 Montgomery Lane, Suite 150 Bethesda, MD 20814 Attention: Robert L. Ruben, Esq. Telecopy: (301) 951-9636

Section 10.4                                Miscellaneous.

(a)                                  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)                                 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(d)                                 Confidential Information.  Until the Speakeasy Closing, Buyer agrees for itself and its affiliates, agents, representatives and consultants to hold in the strictest confidence and not to disclose to any person, entity, party, firm or corporation (other than agents or representatives of Buyer who are also bound by this Section 10.4(d)) without the prior express written consent of Seller (except as may be advised by outside counsel to be disclosed for purposes of compliance with laws and regulations including but not limited to applicable securities laws, gaming laws and/or NASDAQ Marketplace Rules) any of Seller’s confidential data, whether related to the Project or to general business matters, which shall come into their possession or knowledge (unless such information is already publicly available through no action of Speakeasy).  Without limiting the foregoing, the parties agree that the Purchase Price and other economic terms relating to or contained in this Agreement shall remain confidential until the Speakeasy Closing.  Thereafter, Speakeasy and Guarantor may make such public disclosures as advised by their outside counsel for purposes of compliance with laws and regulations including but not limited to applicable securities laws, gaming laws and/or NASDAQ Marketplace Rules.

(e)                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f)                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise without the express written consent of each party, except that either party may, without the consent of the other party, transfer or assign all of its rights hereunder to a wholly-owned subsidiary or affiliate of such party.  Any assignment in violation of the preceding sentence shall be void.

(g)                                 Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)                                 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)                                     Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(j)                                     Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

(k)                                  Extension; Waiver.  At any time prior to the Speakeasy Closing, Buyer and Seller, by action taken or authorized by appropriate corporate action may, to the extent legally allowed

(i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

(l)                                     No Warranty.  Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Horseshoe Property, including, without limitation, with respect to merchantability, habitability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

(m)                               Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

HHLV MANAGEMENT COMPANY, LLC,
a Nevada limited liability company

By:	Harrah’s Operating Company, Inc.,
a Delaware corporation
Its sole member

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	VP and Treasurer

MTR GAMING GROUP, INC.,
a Delaware corporation,

By:	/s/ Edson R. Arneault
Name:	Edson R. Arneault
Its:	President and CEO

SPEAKEASY GAMING OF FREMONT, INC.,
a Nevada corporation

By:	/s/ Roger M. Szepelak
Name:	Roger M. Szepelak
Its:	VP and Chief Operating Officer

Table of Exhibits

Exhibit A – Joint Operating Agreement
Exhibit B – Escrow Agreement
Exhibit C – Main Property Lease
Exhibit D – Intellectual Property License Agreement
Exhibit E – Schedule of Leases
Exhibit F – Schedule of Real Property